EXHIBIT 99.1

H. Gene McCown

Chief Financial Officer

408-542-3000

OMNIVISION TECHNOLOGIES PRICES

FOLLOW-ON PUBLIC OFFERING

SUNNYVALE, Calif. – July 16, 2003 – OmniVision Technologies, Inc. (Nasdaq NM: OVTI) today announced that it has priced the sale of 3,093,226 newly issued shares of its Common Stock by the Company and 125,000 shares of its Common Stock by selling stockholders at $38.75 per share. The Company has also granted the underwriters a 30-day option to purchase up to an additional 482,733 shares to cover over-allotments, if any.

J.P. Morgan Securities Inc. is book-running manager for the offering. In addition, Needham & Company, Inc. is serving as lead manager, and, Adams, Harkness & Hill, Inc. and A.G. Edwards & Sons, Inc. are serving as co-managers.

A final prospectus relating to the offering may be obtained from J.P. Morgan Securities Inc., One Chase Manhattan Plaza, New York, NY 10081, Needham & Company, Inc., 445 Park Avenue, New York, N.Y. 10022, Adams, Harkness & Hill, Inc., 60 State Street, 6th Floor, Boston, MA 02109 and A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, MO 63103.

About OmniVision

OmniVision Technologies designs, develops and markets high performance, highly integrated and cost efficient semiconductor image sensor devices. Our main product, an image sensing device called the CameraChip, is used to capture an image in a wide variety of consumer commercial mass market applications including digital still cameras, cell phones and video game consoles. OmniVision believes that its highly integrated CameraChips enable camera device manufacturers to build camera products that are smaller, consume less power, cost less and are less complex and more reliable than cameras using either traditional CCDs or multiple chip CMOS image sensors. OmniVision believes that it supplies one of the most highly integrated single chip CMOS image sensor solutions available today. OmniVision’s CameraChips are currently used in a number of consumer and commercial applications such as digital still and video cameras, cell phones, personal digital assistants, personal computer cameras, toys and games, including interactive video games, and security surveillance cameras.

OmniVision and CameraChip™ are trademarks of OmniVision Technologies, Inc.